Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Mercury Computer Systems Reports Fourth Quarter and

Fiscal Year 2009 Results

Fourth quarter operating results highlights include:

Revenues of $48.4 million

Book-to-bill ratio of 1.33-to-1

Operating cash flow of $3.3 million

GAAP earnings per share from continuing operations of $0.14

Non-GAAP earnings per share from continuing operations of $0.13

CHELMSFORD, Mass. — August 4, 2009 — Mercury Computer Systems, Inc. (NASDAQ: MRCY) reported operating results for its fourth quarter and fiscal year ended June 30, 2009.

Fourth Quarter Fiscal 2009 Results

Fourth quarter revenues were $48.4 million, a decrease of $2.1 million from the third quarter of fiscal 2009. Revenues for the fourth quarter of fiscal 2009 were $1.2 million lower than the fourth quarter of the prior fiscal year. Revenues from defense customers increased by $2.5 million over the third quarter of fiscal 2009 and by $3.3 million over the prior year’s fourth quarter; however, this increase was offset by a decline in revenues from commercial customers.

GAAP net income for the fourth quarter was $9.0 million, or $0.40 per share. GAAP net income for the fourth quarter includes the results of discontinued operations. These consisted of a gain on the sale of Mercury’s Visualization Sciences Group business of approximately $6.5 million, and losses totaling $(0.6) million from the operations of Mercury’s Visage Imaging and Visualization Sciences Group businesses.

Fourth quarter GAAP income from continuing operations was $3.1 million, or $0.14 per share, as compared with a GAAP loss from continuing operations of $(0.9) million, or $(0.04) per share for the prior year’s fourth quarter.

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820    U.S.A.978-256-1300 — Fax 978-256-3599 —

www.mc.com

Mercury Reports Fourth Quarter and Fiscal Year 2009 Results, Page 2

Fourth quarter GAAP results include approximately $1.4 million in charges, consisting of $1.0 million in restructuring expenses, $0.5 million in amortization of acquired intangible assets, and $(0.1) million in stock-based compensation costs. Excluding the impact of these charges and the difference between GAAP and non-GAAP tax rates, fourth quarter non-GAAP income from continuing operations was $2.9 million, or $0.13 per diluted share.

Cash flows from operating activities were a net inflow of $3.3 million in the fourth quarter as compared with $2.5 million in the prior year’s fourth quarter. Cash, cash equivalents, and marketable securities as of June 30, 2009 were $91.9 million, an increase of $6.4 million from March 31, 2009. During the fourth quarter, Mercury received $9.1 million in net proceeds from the sale of its Visualization Sciences Group business and repurchased the remaining $5.3 million aggregate principal amount of its 2.0% Convertible Senior Notes due 2024 from the holders of such notes.

Full Year Fiscal 2009 Results

For fiscal 2009, revenues were $188.9 million, a 1% decline from fiscal 2008. Revenues from defense customers increased by $14.4 million, or 11%, over the prior year; however, this increase was offset by a decline in revenues from commercial customers.

GAAP net income from continuing operations was $7.9 million, or $0.35 per diluted share, as compared with a loss of $(4.4) million, or $(0.21) per diluted share, in the prior year. GAAP operating results for fiscal 2009 include approximately $8.7 million in charges, consisting of $4.6 million in stock-based compensation costs, $2.4 million in amortization of acquired intangible assets, and $1.7 million in restructuring expenses. Excluding the impact of these charges and the difference between GAAP and non-GAAP tax rates, fiscal 2009 non-GAAP income from continuing operations was $11.0 million, or $0.49 per diluted share.

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820    U.S.A.978-256-1300 — Fax 978-256-3599 —

www.mc.com

Mercury Reports Fourth Quarter and Fiscal Year 2009 Results, Page 3

“The fourth quarter of fiscal 2009 was a solid conclusion to a successful turnaround year for Mercury,” said Mark Aslett, President and CEO, Mercury Computer Systems. “We achieved our goal of refocusing the enterprise and divested our non-core businesses, improved our underlying operations, and returned the company to profitability during the year. As a result, Mercury’s fourth-quarter revenue and earnings from continuing operations both exceeded the high end of our guidance range.”

“Mercury is off to a strong start as the new fiscal year begins,” Aslett said. “We continue to build upon Mercury’s strengths in the defense intelligence, surveillance, and reconnaissance (ISR) market. With the turnaround phase largely behind us we are shifting our focus to growth. In fiscal 2009, we substantially increased the probable value of our defense design wins. We delivered strong bookings in our core ACS defense business, in ISR-related services and systems integration within ACS, as well as in our new Mercury Federal Systems business. Although we currently expect that our commercial markets could remain challenged for some time to come, the progress we have made in strengthening and expanding Mercury’s defense business positions us well as we return to growth in fiscal 2010 and beyond.”

Backlog

The Company’s total backlog at the end of the fourth quarter was $98.2 million, a $15.9 million sequential increase from the third quarter of fiscal 2009, and a $20.6 million increase from the same quarter last year. Of the fourth quarter total backlog, $69.7 million represents orders scheduled over the next 12 months. The book-to-bill ratio for the Company’s continuing operations was 1.33 for the fourth quarter and 1.11 for the full year.

Revenues by Operating Unit

Advanced Computing Solutions (ACS) — Revenues for the fourth quarter from ACS were $47.2 million, representing a decrease of $2.2 million from the third quarter of fiscal 2009 due to a decline in revenues from commercial customers. Approximately 82% of ACS revenues for the quarter related to defense business, as compared to approximately 74% in the same quarter last year.

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820    U.S.A.978-256-1300 — Fax 978-256-3599 —

www.mc.com

Mercury Reports Fourth Quarter and Fiscal Year 2009 Results, Page 4

Emerging Businesses — The results for this segment consist of Mercury’s wholly-owned subsidiary Mercury Federal Systems, Inc. (MFS). During the fourth quarter, MFS recorded $2.3 million in revenues.

The revenues by operating unit do not include adjustments to eliminate any inter-segment revenues.

Business Outlook

This section presents our current expectations and estimates, given current visibility, on our business outlook for the upcoming fiscal quarter. It is possible that actual performance will differ materially from the estimates given — either on the upside or on the downside. Investors should consider all of the risks, including those listed in the Safe Harbor Statement below, with respect to these estimates, and make themselves aware of the risk factors that may impact the Company’s actual performance.

For the first quarter of fiscal 2010, revenues are currently expected to be in the range of approximately $43 million to $45 million. At this range, GAAP earnings from continuing operations per share are currently expected to be in the range of $0.03 to $0.08.

Commencing with the first quarter of fiscal 2010, Mercury will be changing its non-GAAP measure of reporting financial performance by using Adjusted EBITDA (earnings from continuing operations before interest income and expense, income taxes, depreciation, amortization of acquired intangible assets and stock-based compensation costs). Adjusted EBITDA for the first quarter of fiscal 2010 is expected to be in the range of $3.5 million to $5.0 million.

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820    U.S.A.978-256-1300 — Fax 978-256-3599 —

www.mc.com

Mercury Reports Fourth Quarter and Fiscal Year 2009 Results, Page 5

Recent Highlights

April – Mercury announced availability of the Ensemble™ 5000 Series VXS HCD5220 Dual 8641D Dual-Core Processing Module. The HCD5220 is the first of several new products from the Ensemble 5000 Series product family designed to extend embedded, high-performance computing to a sensor-networked environment, enabling rapid access to critical information from distributed sensors via the Converged Sensor Network™ (CSN™) Architecture.

May – Mercury announced availability of two new Echotek® Series products, both using three powerful Xilinx® Virtex™-5 FPGA (field-programmable gate array) processors, two high-speed fiber transceivers, and two FPGA Mezzanine Card (FMC) sites for high-bandwidth I/O. As integrated components, they extend the functional range of Mercury’s VXS and RACE++® Series systems with digitization and FPGA processing of sensor-based data streams.

June – Mercury announced that it signed a definitive agreement and closed on the sale of its Visualization Sciences Group business to IRDI-ICSO Private Equity, based in Toulouse, France.

June – Mercury announced that it delivered on an initial order and received a follow-on order from Lockheed Martin for the Aegis Weapon System upgrade. The Ensemble 7100 components and systems will be integrated on both land and ship sites for the Multi-Mission Signal Processor (MMSP) upgrade, which is a key component to provide ballistic missile defense capability to Aegis-equipped destroyers undergoing modernization beginning in 2012. The follow-on order calls for Mercury to provide PowerStream® 7000 production systems for the first two ships in the Aegis Ballistic Missile Defense Signal Processor (BSP) 4.0.1 upgrade, which is now undergoing testing for existing Aegis BMD-capable cruisers and destroyers. Mercury will also provide integration services for the upgrades.

June – Mercury announced availability of four new modules for the Ensemble 1000 Series family of computing systems at the UAS Payloads East Conference in the Washington, DC area. The new modules can be configured within the ultra-compact, rugged PowerBlock® 50 chassis, supporting a range of flexible configurations for applications in mission computing, radar signal processing, wireless communications, and video processing and fusion.

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820    U.S.A.978-256-1300 — Fax 978-256-3599 —

www.mc.com

Mercury Reports Fourth Quarter and Fiscal Year 2009 Results, Page 6

June – Mercury announced the availability of two new software offerings for multicore application development: the MultiCore Plus® (MCP) Pro Edition software environment, and the MultiCore MathPack library bundle. Based on open standards, the MCP Pro Edition features a scalable, modular architecture that supports a broad range of commercial and rugged multicore and multicomputer systems to meet a variety of size, weight, and power (SWaP) requirements. The innovative MultiCore MathPack package includes the MC SAL (MultiCore Scientific Algorithm Library) and MC VSIPL (MultiCore Vector Signal Image Processing Library).

Conference Call Information

Mercury will host a conference call on Tuesday, August 4, 2009, at 5:00 p.m. EDT to discuss the fourth quarter and fiscal 2009 results and review the financial and business outlook going forward.

To listen to the conference call, dial (888) 228-5287 in the USA and Canada, and (913) 312-1405 for all other countries. The conference code number is 8927384. Please call five to ten minutes prior to the scheduled start time. This call will also be broadcast live over the web at www.mc.com/investor under Financial Events.

A replay of the call by telephone will be available from approximately 8:00 p.m. EDT on Tuesday, August 4, through 8:00 p.m. EDT on Friday, August 14. To access the replay, dial (888) 203-1112 in the USA and Canada, and (719) 457-0820 for all other countries. Enter access code 8927384. A replay of the webcast of the call will be available for an extended period of time on the Financial Events page of the Company’s website at www.mc.com/investor.

Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides non-GAAP financial measures adjusted to exclude certain non-cash and other specified charges, which the Company believes are useful to help investors better understand its past financial performance and prospects for the future. However, the presentation of non-GAAP financial measures is not meant to be considered in isolation or as a substitute for financial information provided in accordance with GAAP. Management believes these non-GAAP financial measures assist in providing a more complete understanding of the Company’s underlying operational results and trends, and management uses these measures along with their corresponding GAAP financial measures to manage the Company’s business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. A reconciliation of GAAP to non-GAAP financial results discussed in this press release is contained in the attached exhibits.

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820    U.S.A.978-256-1300 — Fax 978-256-3599 —

www.mc.com

Mercury Reports Fourth Quarter and Fiscal Year 2009 Results, Page 7

Mercury Computer Systems, Inc. – Where Challenges Drive Innovation™

Mercury Computer Systems (www.mc.com, NASDAQ: MRCY) provides embedded computing systems and software that combine image, signal, and sensor processing with information management for data-intensive applications. With deep expertise in optimizing algorithms and software and in leveraging industry-standard technologies, we work closely with customers to architect comprehensive, purpose-built solutions that capture, process, and present data for defense electronics, homeland security, and other computationally challenging commercial markets. Our dedication to performance excellence and collaborative innovation continues a 25-year history in enabling customers to gain the competitive advantage they need to stay at the forefront of the markets they serve.

Mercury is based in Chelmsford, Massachusetts, and serves customers worldwide through a broad network of direct sales offices, subsidiaries, and distributors.

Forward-Looking Safe Harbor Statement

This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including those relating to fiscal 2009 business performance and beyond and the Company’s plans for growth and improvement in profitability and cash flow. You can identify these statements by the use of the words “may,” “will,” “should,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, general economic and business conditions, including unforeseen weakness in the Company’s markets, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, continued funding of defense programs, the timing of such funding, changes in the U.S. Government’s interpretation of federal procurement rules and regulations, market acceptance of the Company’s products, shortages in components, production delays due to performance quality issues with outsourced components, inability to fully realize the expected benefits from acquisitions and divestitures or delays in realizing such benefits, challenges in integrating acquired businesses and achieving anticipated synergies, timing and costs associated with disposing of businesses, and difficulties in retaining key customers. These risks and uncertainties also include such additional risk factors as are discussed in the Company’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2008. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

# # #

Contact:

Robert Hult, CFO, Mercury Computer Systems, Inc.

978-967-1990

Challenges Drive Innovation, Converged Sensor Network, CSN, and Ensemble are trademarks; and Echotek, MultiCore Plus, PowerBlock, PowerStream, and RACE++ are registered trademarks of Mercury Computer Systems, Inc. Other product and company names mentioned may be trademarks and/or registered trademarks of their respective holders.

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820    U.S.A.978-256-1300 — Fax 978-256-3599 —

www.mc.com

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,	June 30,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$46,950	$59,045
Marketable securities	44,977	60,205
Accounts receivable, net	28,595	29,995
Inventory	16,805	24,202
Option to sell auction rate securities at par	5,030	—
Prepaid expenses and other current assets	3,748	7,862
Current assets of discontinued operations	—	4,534

Total current assets	146,105	185,843

Marketable securities	—	47,231
Property and equipment, net	7,960	10,053
Goodwill	57,653	57,653
Acquired intangible assets, net	2,911	4,718
Other non-current assets	4,743	5,520
Non-current assets of discontinued operations	—	27,532

Total assets	$219,372	$338,550

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$3,770	$13,647
Accrued expenses	7,449	8,674
Accrued compensation	9,372	8,249
Notes payable	—	125,000
Borrowings under line of credit and current capital lease obligations	33,408	277
Income taxes payable	2,316	580
Deferred revenues and customer advances	7,840	10,521
Current liabilities of discontinued operations	1,234	12,810

Total current liabilities	65,389	179,758

Notes payable and non-current capital lease obligations	2	18
Accrued compensation	—	1,709
Deferred gain on sale-leaseback	7,870	9,027
Other non-current liabilities	1,074	1,204
Non-current liabilities of discontinued operations	—	322

Total liabilities	74,335	192,038

Shareholders’ equity:
Common stock	224	220
Additional paid-in capital	104,843	100,268
Retained earnings	39,313	40,575
Accumulated other comprehensive income	657	5,449

Total shareholders’ equity	145,037	146,512

Total liabilities and shareholders’ equity	$219,372	$338,550

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three months ended		Twelve months ended
	June 30,		June 30,
	2009	2008	2009	2008
Net revenues	$48,442	$49,636	$188,939	$190,208
Cost of revenues (1)	22,526	22,660	83,509	80,271

Gross profit	25,916	26,976	105,430	109,937

Operating expenses:
Selling, general and administrative (1)	12,587	13,987	51,185	63,084
Research and development (1)	9,371	10,686	42,372	45,234
Impairment of long-lived assets	—	561	—	561
Gain on sale of long-lived assets	—	(3,151)	—	(3,151)
Amortization of acquired intangible assets	460	1,275	2,414	5,146
Restructuring	999	3,201	1,712	4,454

Total operating expenses	23,417	26,559	97,683	115,328

Income (loss) from operations	2,499	417	7,747	(5,391)

Interest income	139	736	2,059	6,489
Interest expense	(272)	(838)	(2,551)	(3,360)
Other income, net	713	540	763	1,535

Income (loss) from continuing operations before income taxes	3,079	855	8,018	(727)
Income tax expense	8	1,794	109	3,710

Income (loss) from continuing operations	3,071	(939)	7,909	(4,437)
Loss from discontinued operations, net of tax	(632)	(18,435)	(20,328)	(29,971)
Gain (loss) on disposal of discontinued operations, net of tax	6,517	(1,005)	11,157	(1,005)

Net income (loss)	$8,956	$(20,379)	$(1,262)	$(35,413)

Basic earnings (loss) per share:
Income (loss) from continuing operations	$0.14	$(0.04)	$0.36	$(0.21)
Loss from discontinued operations	(0.03)	(0.85)	(0.92)	(1.38)
Gain (loss) on disposal of discontinued operations	0.29	(0.05)	0.50	(0.05)

Net income (loss) per share	$0.40	$(0.94)	$(0.06)	$(1.64)

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$0.14	$(0.04)	$0.35	$(0.21)
Loss from discontinued operations	(0.03)	(0.85)	(0.91)	(1.38)
Gain (loss) on disposal of discontinued operations	0.29	(0.05)	0.50	(0.05)

Net income (loss) per share	$0.40	$(0.94)	$(0.06)	$(1.64)

Weighted average shares outstanding:
Basic	22,263	21,785	22,150	21,639

Diluted	22,542	21,785	22,416	21,639

(1) Includes stock-based compensation expense, which was allocated as follows:
Cost of revenues	$(27)	$(64)	$251	$411
Selling, general and administrative	$(168)	$606	$3,223	$6,605
Research and development	$107	$175	$1,108	$1,830

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three months ended		Twelve months ended
	June 30,		June 30,
	2009	2008	2009	2008
Cash flows from operating activities:
Net income (loss)	$8,956	$(20,379)	$(1,262)	$(35,413)
Depreciation and amortization	1,871	3,856	9,364	15,988
Impairment of goodwill and long-lived assets	—	17,983	14,555	17,983
Other non-cash items, net	(8,470)	(602)	(9,345)	11,370
Changes in operating assets and liabilities	986	1,607	(2,113)	3,798

Net cash provided by operating activities	3,343	2,465	11,199	13,726

Cash flows from investing activities:
Sales (purchases) of marketable securities, net	221	(60,094)	60,516	(4,545)
Purchases of property and equipment, net	(938)	(1,609)	(4,126)	(4,625)
Proceeds from liquidation of insurance policies	—	—	831	324
Proceeds from sale of AUSG long-lived and other assets	—	3,631	—	3,631
Proceeds from sale of discontinued operations, net	9,140	367	9,959	367
Acquisition of business, net of cash acquired, and acquisition of intangible assets	(234)	—	(234)	(2,400)

Net cash provided by (used in) investing activities	8,189	(57,705)	66,946	(7,248)

Cash flows from financing activities:
Proceeds from employee stock option and purchase plans	283	444	696	1,590
Repurchases of common stock	(280)	(494)	(684)	(1,010)
Borrowings under line of credit	48	—	33,364	—
Payments of principal under notes payable	(5,312)	—	(125,000)	—
Payments under capital leases	(71)	(29)	(249)	(120)
Gross tax windfall from stock-based compensation	375	17	976	243

Net cash (used in) provided by financing activities	(4,957)	(62)	(90,897)	703

Effect of exchange rate changes on cash and cash equivalents	(209)	353	657	571

Net increase (decrease) in cash and cash equivalents	6,366	(54,949)	(12,095)	7,752
Cash and cash equivalents at beginning of period	40,584	113,994	59,045	51,293

Cash and cash equivalents at end of period	$46,950	$59,045	$46,950	$59,045

UNAUDITED SUPPLEMENTAL INFORMATION—RECONCILIATION OF GAAP TO NON-GAAP MEASURES

The Company provides non-GAAP operating income (losses), non-GAAP income (losses) from continuing operations, and non-GAAP basic and diluted earnings (losses) from continuing operations per share as supplemental measures to GAAP regarding the Company’s operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. The adjustments to these non-GAAP financial measures, and the basis for such adjustments, are outlined below:

Stock-based compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of revenues, selling, general and administrative expense and research and development expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of the Company’s shares, risk-free interest rates and the expected term and forfeiture rates of the awards. In accordance with SFAS No. 123R, stock-based compensation expense is calculated as of the grant date of each stock-based award, and generally cannot be changed or influenced by management after the grant date. Management believes that exclusion of these expenses allows comparisons of operating results that are consistent with periods prior to the Company’s adoption of SFAS No. 123R, and allows comparisons of the Company’s operating results to those of other companies, both public, private or foreign, that either are not required to adopt SFAS No. 123R, or disclose non-GAAP financial measures that exclude stock-based compensation.

Amortization of acquired intangible assets. The Company incurs amortization of intangibles related to various acquisitions it has made in recent years. These intangible assets are valued at the time of acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Management believes that exclusion of these expenses allows comparisons of operating results that are consistent over time for both our newly-acquired and long-held businesses.

Restructuring. The Company incurs restructuring charges in connection with management’s decisions to undertake certain actions to realign operating expenses through workforce reductions and the closure of certain Company facilities, businesses and product lines. Management believes this item is outside the normal operations of the Company’s business and is not indicative of ongoing operating results, and that exclusion of this expense allows comparisons of operating results that are consistent across past, present and future periods.

Impairment of long-lived assets. The Company incurs impairment charges of long-lived assets based on events that may or may not be within the control of management. Management believes these items are outside the normal operations of the Company’s business and are not indicative of ongoing operating results, and that exclusion of these expenses allows comparisons of operating results that are consistent across past, present and future periods.

Sale of long-lived assets. The Company recorded a significant gain in the fourth quarter of fiscal 2008 in connection with management’s decisions to sell off selected assets of the Avionics and Unmanned Systems Group (AUSG) reporting unit. Management believes this item is outside the normal operations of the Company’s business and is not indicative of ongoing operating results, and that exclusion of this gain allows comparisons of operating results that are consistent across past, present and future periods.

Inventory Writedown. The Company incurred a significant inventory writedown in the third quarter of fiscal 2008, resulting from the closure of one of its businesses. Management believes this item was outside the normal operations of the Company’s business and is not indicative of ongoing operating results, and that exclusion of this writedown allows comparisons of operating results that are consistent across past, present and future periods.

Tax valuation allowance. The Company records a tax valuation allowance as an expense item when it is “more likely than not” per FAS 109 criteria that the Company will not reap the benefits of the deferred tax assets (future deductible amounts derived from temporary differences between book and taxable income). Management believes these allowances are not indicative of ongoing operating results, and that exclusion of this expense item allows comparisons of operating results that are consistent across past, present and future periods.

Adjustments for related tax impact. Finally, for purposes of calculating non-GAAP net income (losses) from continuing operations and non-GAAP basic and diluted earnings (losses) from continuing operations per share, management adjusts the (benefit) provision for income taxes to tax effect the non-GAAP adjustments described above as they have a significant impact on the Company’s income tax (benefit) provision.

Management excludes the above-described items and their related tax impact from its internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to the Company’s board of directors, determining the portion of bonus compensation for executive officers and other key employees based on operating performance, evaluating short-term and long-term operating trends in the Company’s operations, and allocating resources to various initiatives and operational requirements. The Company believes that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making.

These non-GAAP financial measures have not been prepared in accordance with GAAP, and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenses similar to the non-GAAP financial adjustments described above, and investors should not infer from the Company’s presentation of these non-GAAP financial measures that these costs are unusual, infrequent or non-recurring.

The following tables reconcile the non-GAAP financial measures to their most directly comparable GAAP financial measures.

(in thousands, except per share data)

	Three months ended		Twelve months ended
	June 30,		June 30,
	2009	2008	2009	2008
Income (loss) from operations	$2,499	$417	$7,747	$(5,391)
Stock-based compensation	(88)	717	4,582	8,846
Amortization of acquired intangible assets	460	1,275	2,414	5,146
Restructuring	999	3,201	1,712	4,454
Impairment of long-lived assets	—	561	—	561
Gain on sale of long-lived assets	—	(3,151)	—	(3,151)
Inventory writedown	—	—	—	792

Non-GAAP income from operations	$3,870	$3,020	$16,455	$11,257

	Three months ended		Twelve months ended
	June 30,		June 30,
	2009	2008	2009	2008
Income (loss) from continuing operations	$3,071	$(939)	$7,909	$(4,437)
Stock-based compensation	(88)	717	4,582	8,846
Amortization of acquired intangible assets	460	1,275	2,414	5,146
Restructuring	999	3,201	1,712	4,454
Impairment of long-lived assets	—	561	—	561
Gain on sale of long-lived assets	—	(3,151)	—	(3,151)
Inventory writedown	—	—	—	792
Tax valuation allowance and tax impact of excluding the above items	(1,505)	757	(5,578)	(1,066)

Non-GAAP income from continuing operations	$2,937	$2,421	$11,039	$11,145

Non-GAAP income from continuing operations per share:
Basic	$0.13	$0.11	$0.50	$0.52

Diluted	$0.13	$0.11	$0.49	$0.51

Non-GAAP weighted average shares outstanding:
Basic	22,263	21,785	22,150	21,639

Diluted	22,542	22,161	22,416	22,002

MERCURY COMPUTER SYSTEMS, INC.

RECONCILIATION OF FORWARD-LOOKING GUIDANCE RANGE

Quarter Ending September 30, 2009

Beginning with the first quarter of fiscal 2010, the Company will be changing its reported non-GAAP measure of financial performance to Adjusted EBITDA. The Company defines Adjusted EBITDA as income from continuing operations before interest, income taxes, depreciation, amortization of acquired intangible assets and stock-based compensation costs. The following table reconciles the non-GAAP financial measure to its most directly comparable GAAP measure:

(in thousands, except per share data)

	RANGE
	LOW	HIGH
GAAP expectation — Income from continuing operations per share	$0.03	$0.08

GAAP expectation — Income from continuing operations	$700	$1,800

Adjust for:
Income tax expense	200	600
Interest (income) expense, net	(100)	(100)
Depreciation	1,300	1,300
Amortization of acquired intangible assets	400	400
Stock-based compensation expense	1,000	1,000

Adjusted EBITDA expectation	$3,500	$5,000